Exhibit 99.2

Heritage Commerce Corp Increases Quarterly Cash Dividend 8% to $0.13 Per Share

San Jose, California — January 23, 2020 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company for Heritage Bank of Commerce, today announced that its Board of Directors increased its quarterly cash dividend 8% to $0.13 per share to holders of common stock.  The dividend will be payable on February 19, 2020, to shareholders of record at close of business day on February 5, 2020.

“The Board of Directors has increased its cash dividend to its shareholders for the past seven consecutive years,” said Keith A. Wilton, President and Chief Executive Officer.  “We are committed to providing returns to our shareholders through earnings growth, building equity, and paying reliable dividends.”

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo, San Rafael, Sunnyvale, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara, CA and provides business-essential working capital factoring financing to various industries throughout the United States.  For more information, please visit www.heritagecommercecorp.com.

Member FDIC

For additional information, contact:

Debbie Reuter

EVP, Corporate Secretary

Direct:  (408) 494-4542

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